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                                                                          10.153



                           THIRD AMENDED AND RESTATED
                                 PROMISSORY NOTE
                        [HEADQUARTERS AND FCFC PROPERTY]



U.S. $6,583,406.43                                      As of September 29, 1998
                                                                Phoenix, Arizona


               FOR VALUE RECEIVED, the undersigned PREFERRED EQUITIES CORPORATION, a Nevada corporation ("Maker"), promises to pay to FINOVA CAPITAL CORPORATION, a Delaware corporation ("Lender"), or order, at such place as the holder of this Third Amended and Restated Promissory Note ("Holder") may from time to time designate in writing, in lawful money of the United States of America, the principal sum of SIX MILLION FIVE HUNDRED EIGHTY THREE THOUSAND FOUR HUNDRED SIX AND 43/100 UNITED STATES DOLLARS (U.S. $6,583,406.43), or so much thereof as has been disbursed and not repaid, together with interest on the unpaid principal balance from time to time outstanding from the date hereof until paid, as more fully provided for below.

               Interest due under this Third Amended and Restated Promissory Note (the "Note") shall (a) accrue daily on the basis of the actual number of days in the computation period and (b) be calculated on the basis of a year consisting of 360 days. Interest shall accrue initially at an annual interest rate ("Initial Interest Rate") equal to Prime (as hereinafter defined) in effect on the first business day of the month of this Note ("Initial Prime") plus 2-1/4% per annum, subject to adjustment on each Interest Rate Change Date (as hereinafter defined), but in no event to exceed the maximum contract rate permitted under the Applicable Usury Law (as hereinafter defined). The interest rate shall change on each Interest Rate Change Date by adding to or subtracting from the Initial Interest Rate, as the case may be, the change, if any, between Initial Prime and Prime in effect on the applicable Interest Rate Change Date. As used in this Note, the following capitalized terms have the meaning set forth opposite them below:

               "Prime" shall mean the rate of interest publicly announced, from time to time, by Citibank, N.A., New York, New York ("Citibank"), as the corporate base rate of interest charged by Citibank to its most creditworthy commercial borrowers notwithstanding the fact that some borrowers of Citibank may borrow from Citibank at rates of less than such announced Prime rate; and





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               "Interest Rate Change Date" means (a) the first business day of
               Citibank, N.A., in New York, New York, during the calendar month following the date of this Note and (b) the first business day of Citibank, N.A., during each successive month thereafter.

               This Note shall be repaid in immediately available funds in eighty-four (84) monthly installments of principal and interest calculated in the manner set forth below. The first monthly installment shall be due and payable on November 1, 1998 and subsequent monthly installments shall be due and payable on the first business day of each and every month thereafter. The first eighty-three (83) installments shall be in an amount equal to interest (in arrears) and a monthly principal payment which shall equal the principal payment obtained when the beginning principal balance of this Note is amortized over an eighty-four (84) month principal amortization schedule using the Initial Interest Rate. Any remaining principal and all other sums due and owing pursuant hereto plus accrued and unpaid interest shall be due and payable on October 1, 2005 (the "Maturity Date"). In addition, on October 1, 1998, a payment of principal and interest shall be made in the amount required to be made on that date pursuant to that Second Amended and Restated Promissory Note referenced in the last paragraph of this Note.

               Payments of principal and/or interest shall, at the option of Holder, earn interest after they are due at a rate ("Overdue Rate") equal to (a) 2% per annum above the rate otherwise payable hereunder or (b) the maximum contract rate permitted under the Applicable Usury Law, whichever of (a) or (b) is lesser. Furthermore, in the event of the occurrence of an Event of Default (as the term "Event of Default" is defined in the Loan Agreement) the unpaid principal balance of this Note shall, at the option of Holder, accrue interest at the Overdue Rate.

               This Note is executed pursuant to that certain Second Amended and Restated and Consolidated Loan and Security Agreement dated as of May 15, 1997 herewith between Maker and Lender (such Second Amended and Restated and Consolidated Loan and Security Agreement, as amended, the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement, the applicable provisions of which are incorporated herein by reference.

               All payments made under this Note shall be applied first against amounts due hereunder or under the Loan Agreement, other than principal and interest; second, against interest then due under this Note; and third, against the principal of this Note.

               In the event any installment of principal and/or interest required to be made in connection with the indebtedness evidenced hereby is not paid when due and,





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except in the case of the final installment, for which no grace period is allowed, such default continues for five days after notice thereof to Maker or an Event of Default occurs, Holder may, at its option, without notice or demand, declare immediately due and payable the entire unpaid principal balance hereof, all accrued and unpaid interest thereon, and all other charges owing in connection with the loan evidenced hereby.

               The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (i) the interest rate, calculated and applied to the principal balance of this Note in accordance with the provisions of this Note; (ii) Overdue Rate, calculated and applied to the amounts due under this Note in accordance with the provisions hereof; (iii) any loan or commitment fees; and (iv) all Additional Sums (as hereinafter defined), if any. Maker agrees to pay an effective contracted for rate of interest which is the sum of the above referenced elements.

               All fees, charges, goods, things in action or any other sums or things of value (other than amounts described in the immediately previous paragraph), paid or payable by Maker (collectively, the "Additional Sums"), whether pursuant to this Note, the Loan Agreement, the other Documents or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Maker as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

               This Note is prepayable in whole but not in part at any time without premium or penalty upon not less than thirty (30) days prior written notice to Holder of such prepayment, which notice shall be irrevocable and shall state the prepayment date.

               In the event that Holder institutes legal proceedings to enforce this Note and Holder is the prevailing party in such proceedings, Maker agrees to pay Holder, in addition to any indebtedness due and unpaid, all costs and expenses of such proceedings, including, without limitation, attorneys' fees.

               Holder shall not by any act or omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by an authorized officer of Holder and then only to the extent specifically set forth therein; a waiver on one occasion shall not be construed as continuing or as a bar to or waiver of such right or remedy on any other occasion. All remedies conferred upon Holder by this Note or any other instrument or agreement connected herewith or





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related hereto shall be cumulative and none is exclusive and such remedies may be exercised concurrently or consecutively at Holder's option.

               Every person or entity at any time liable for the payment of the indebtedness evidenced hereby waives: presentment for payment, protest and demand; notice of protest, demand, dishonor and nonpayment of this Note; and trial by jury in any litigation arising out of, relating to or connected with this Note or any instrument given as security herefor. Every such person or entity further consents that Holder may renew or extend the time of payment of any part or the whole of the indebtedness at any time and from time to time at the request of any other person or entity liable therefor. Any such renewals or extensions may be made without notice to any person or entity liable for the payment of the indebtedness evidenced hereby.

               This Note is given and accepted as evidence of indebtedness only and not in payment or satisfaction of any indebtedness or obligation.

               Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

               This Note and all of the provisions, conditions, promises and covenants hereof shall be binding in accordance with the terms hereof upon Maker, its successors and assigns, provided nothing herein shall be deemed consent to any assignment restricted or prohibited by the terms of the Loan Agreement. If more than one person or other entity has executed this Note as Maker, the obligations of such persons and entities shall be joint and several.

               This Note has been executed and delivered in Phoenix, Arizona, and the obligations of Maker hereunder shall be performed in Phoenix, Arizona. THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ARIZONA AND, TO THE EXTENT THEY PREEMPT THE LAWS OF SUCH STATE, THE LAWS OF THE UNITED STATES. Maker (a) hereby irrevocably submits itself to the process, jurisdiction and venue of the courts of the State of Arizona, Maricopa County, and to the process, jurisdiction and venue of the United States District Court for Arizona, for the purposes of suit, action or other proceedings arising out of or relating to this Note or the subject matter hereof brought by Holder and (b) without limiting the generality of the foregoing, hereby waives and agrees not to assert by way of motion, defense or otherwise in any such suit, action or proceeding any claim that Maker is not personally subject to the jurisdiction of the above-named courts, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

               It is the intent of the parties to comply with the usury law ("Applicable Usury Law") applicable pursuant to the terms of the preceding paragraph or such





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other usury law which is applicable if the law chosen by the parties is not.
Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law. In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Maker or otherwise in connection with the loan evidenced hereby, or (b) the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or
(c) all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstance the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the maximum contract rate permitted by the Applicable Usury Law, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Maker nor any other person or entity now or hereafter liable for the payment hereof will be obligated to pay the amount of such interest to the extent that it is in excess of the maximum contract rate permitted by the Applicable Usury Law, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Maker, at Holder's option, and (4) the effective rate of interest will be automatically reduced to the maximum amount of interest permitted by the Applicable Usury Law. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law: (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the maximum contract rate permitted by the Applicable Usury Law shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the maximum contract rate allowed under the Applicable Usury Law, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to Holder from time to time, if and when the effective interest rate on the loan otherwise falls below the maximum amount permitted by the Applicable Usury Law, to the extent that interest paid to the date of calculation does not exceed the maximum contract rate permitted by the Applicable Usury Law, until the entire amount of interest which would have otherwise been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Maker further agrees that should the maximum contract rate permitted by the Applicable Usury Law be increased at any time hereafter because of a change in the law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the maximum contract rate permitted by the Applicable Usury Law be decreased because of a change in the law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.





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               In the event of any conflict or inconsistency between the
provisions of this Note and the provisions of the Loan Agreement, the provisions of the Loan Agreement shall control.

               This Note is an amendment and restatement of that certain Second Amended and Restated Promissory Note, dated as of June 5, 1996, by Maker to the order of Lender. This Note shall not constitute a waiver of any existing default or breach of a covenant, if any, and shall have no retroactive effect; provided, however, that any and all written waivers given heretofore are hereby extended to the date hereof.


                                        PREFERRED EQUITIES
                                        CORPORATION, a Nevada corporation
                                        "Maker"



                                        By: ____________________________________
                                            Name: ______________________________
                                            Its: _______________________________


Federal Taxpayer Identification
Number:  88-0106662

Address:

4310 Paradise Road
Las Vegas,  Nevada  89109
Attention:  President

















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